Exhibit 99.2

Presented by Tom Leonard, CEO November 7, 2018 Universal Hospital Services Q3 Earnings Teleconference

Forward Looking Statements Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding forward-looking statements and risk factors that appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the SEC, which can be accessed at www.UHS.com under “Investors.” This presentation contains non-GAAP measures as defined by SEC rules. Reconciliations of these measures to the most directly comparable GAAP measures are contained in the appendix.

CEO remarks

Financial Review

Selected Financial Data Note: Numbers referenced in the % Chg column are favorable when positive and unfavorable when negative. This applies to all slides reflected herein. Refer to Appendix for reconciliation of Adjusted EBITDA. (In millions) LTM 2018 2017 % Chg 2018 2017 % Chg 2018 Equipment Solutions 60.3 $ 54.2 $ 11.3% 185.7 $ 172.8 $ 7.4% 243.2 $ Clinical Engineering 40.4 33.4 20.8% 119.4 101.2 18.0% 155.3 On-Site Managed Services 37.5 36.2 3.5% 116.0 108.6 6.8% 154.8 Consolidated Revenues 138.1 $ 123.8 $ 11.6% 421.2 $ 382.6 $ 10.1% 553.3 $ Gross Margin 46.2 39.4 17.3% 147.9 127.1 16.3% 192.5 % of Revenue 33.4% 31.9% 35.1% 33.2% 34.8% Adjusted SG&A 27.8 23.3 -19.3% 85.7 77.5 -10.6% 112.5 % of Revenue 20.1% 18.8% 20.3% 20.2% 20.3% Adjusted EBIT(A) 18.3 15.9 15.0% 61.9 49.4 25.6% 79.6 Depreciation 17.9 17.4 51.5 53.1 69.2 Adjusted EBITDA 36.2 $ 33.4 $ 8.6% 113.5 $ 102.5 $ 10.7% 148.8 $ % of Revenue 26.2% 26.9% 26.9% 26.8% 26.9% 3rd Quarter September YTD

Capital Structure/Liquidity (In millions) 9/30/2018 12/31/2017 Original Notes - 7.625% 425.0 425.0 Add-on Notes - 7.625% 220.0 220.0 Credit Facility 33.0 40.2 Consolidated Capital Leases 19.4 18.1 Subtotal Debt 697.4 703.3 Add: Accrued Interest 6.4 18.7 Total Debt and Interest 703.8 722.0 Memo LTM Adjusted EBITDA 148.8 $ 137.8 $ Leverage* 4.7 5.2 *Excludes unamortized bond premium of $4.2 and $5.7 for 2018 and 2017. Excludes deferred financing costs of $4.1M and $5.8M for 2018 and 2017. Capital Structure (In millions) 2018 Credit Facility 235.0 $ Borrowing Base 176.8 Borrowings/LOC 38.3 Available Liquidity 138.5 $ Memo Revolver maturity - May 2020 Original and Add-on Notes maturity -August 2020 Liquidity Remains Strong Liquidity

Financial Guidance for 2018/2019 $M 2018 Prior Guidance 2018 Current Guidance 2019 Guidance Revenue Growth 9 – 11% 9 – 11% 9 – 11% Adjusted EBITDA $145 – 150M $150M $165 – 170M Year – end Leverage (1) 4.7 – 5.0x 4.5 - 4.7x 0.4x to 0.6x Deleveraging (1) Based upon existing capital structure

Appendix EBITDA Reconciliation 2018 & 2017 SG&A Reconciliation

EBITDA Reconciliation

EBITDA is defined as earnings attributable to UHS before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gain on settlement, non-cash share-based compensation expense, management, board and other nonrecurring gain, expenses, or loss. In addition to using EBITDA and Adjusted EBITDA internally as measures of operational performance, we disclose them externally to assist analysts, investors, and lenders in their comparisons of operations performance, valuation and debt capacity across companies with differing capital, tax, and legal structures. UHS believes the investment community frequently uses EBITDA and Adjusted EBITDA in the evaluation of similarly situated companies. Adjusted EBITDA is also used by UHS to measure compliance with covenants, such as fixed charge coverage ratio and interest coverage ratio, under its existing credit agreement, and as a factor to determine the total amount of incentive compensation to be awarded to executive officers and other employees. EBITDA and Adjusted EBITDA, however, are not measures of financial performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered as alternatives to, or more meaningful than, net income as measures of operating performance or to cash flows from operating, investing, or financing activities or as measures of liquidity. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA do not represent amounts of funds that are available for management's discretionary use. A reconciliation of net income (loss) attributable to UHS to Adjusted EBITDA is included below.

(In millions)	3rd Quarter		September YTD		LTM
	2018	2017	2018	2017	2018
Net income (loss) attributable to UHS	$ 1.3	$ (3.2)	$ 30.9	$ (7.6)	$ 47.3
Interest expense	13.1	13.5	40.1	40.4	53.5
Provision for income taxes	0.1	0.4	0.8	0.9	(17.3)
Depreciation and amortization	20.2	19.6	58.7	60.5	78.5
EBITDA	34.8	30.2	130.5	94.2	162.0
Gain on Settlement	(2.8)	-	(26.3)	-	(26.3)
Management, board & other	3.5	2.4	7.0	6.0	10.1
Stock expense	0.8	0.8	2.3	2.3	3.0
Adjusted EBITDA	$ 36.2	$ 33.4	$ 113.5	$ 102.5	$ 148.8

UHS

9

SG&A Reconciliation (In millions) LTM 2018 2017 2018 2017 2018 SG&A per GAAP to Adjusted SG&A SG&A per GAAP 34.4 28.6 102.1 93.2 134.9 Management, board, & other (3.5) (2.4) (7.0) (6.0) (10.1) Stock expense (0.8) (0.8) (2.3) (2.3) (3.0) Amortization (2.3) (2.1) (7.2) (7.4) (9.3) Adjusted SG&A 27.8 $ 23.3 $ 85.7 $ 77.5 $ 112.5 $ 3rd Quarter September YTD

Thank you.